Exhibit 4.1

[TRANSLATION]

SECOND SUPPLEMENTAL AGREEMENT

to the

MATERIALS AND SERVICES SUPPLY AGREEMENT

between

YANZHOU MINING (GROUP) CORPORATION LTD.

and

YANZHOU COAL MINING COMPANY LIMITED

THIS SUPPLEMENTAL AGREEMENT is made between the following two Parties on 29 May 2003 in Zoucheng, Shandong Province:

YANZHOU MINING (GROUP) CORPORATION LTD. (the “Parent Company”), a wholly state-owned company established and existing under the laws of the People’s Republic of China (“the PRC”), whose legal registered address is situated at 40 Fushan Road, Zoucheng, Shandong Province, PRC; and

YANZHOU COAL MINING COMPANY LIMITED (the “Joint Stock Company”), a joint stock limited company established and existing under the laws of the PRC, whose legal registered address is situated at 40 Fushan Road, Zoucheng, Shandong Province, PRC.

The Joint Stock Company was established on 25 September 1997. It is a listed company whose shares are listed and traded on the Stock Exchange of Hong Kong, the New York Stock Exchange and the Shanghai Stock Exchange, respectively. The Parent Company is the controlling shareholder of the Joint Stock Company, holding 58.19 percent of its shares.

On 17 October 1997, the Parent Company and the Joint Stock Company entered into the Materials and Services Supply Agreement for the mutual supply of materials and provision of property management, medical and health care and other employee benefits, employee training, repair and maintenance of listed business assets, highway and rail freight transport, heating, water and power supply, public amenities, etc. (the “Original Agreement”).

On 30 October 2001, the Parent Company and the Joint Stock Company executed the Supplemental Agreement to the Materials and Services Supply Agreement (the “First Supplemental Agreement”), to provide for the termination, following the Joint Stock Company’s acquisition of the Parent Company’s rail transportation assets, of the rail transportation services originally provided by the Parent Company to the Joint Stock Company and, correspondingly, to provide for the provision of such services by the Joint Stock Company to the Parent Company.

WHEREAS:

(1)	Commencing from May 2002, the Parent Company has realized a power supply system covering the mining area (including all coal mines of the Joint Stock Company) and possesses the corresponding capacity to supply power. It is the intention of the Joint Stock Company that, as from the effective date hereof, all of its coal mines will no longer purchase power from the Shandong Jining Power Supply Bureau and will instead purchase power from the Parent Company at a price to be determined from time to time by the Joint Stock Company and the Parent Company (the “Agreed Price”). The Agreed Price shall not exceed the price for the purchase of power from the Shandong Jining Power Supply Bureau.

(2)	The Joint Stock Company’s demand for materials and equipment has further increased as a result of the expansion of its scale of business. The Parent Company has achieved the capability independently to produce materials and equipment such as adhesive tape, power cables, etc. that meet mine safety requirements, and the Joint Stock Company intends to purchase some of such materials and equipment from the Parent Company as from the effective date hereof.

(3)	Following the Joint Stock Company’s acquisition of the Jining III coal mine and the rail transportation assets, its scale of production is undergoing a marked expansion. The said expansion entails a large increase in the number of construction projects and volume of construction work relating to openings and development engineering and surface works. The Parent Company has the ability and qualifications to carry out such projects, and the quality of such projects carried out by it is guaranteed. The Parent Company intends to provide engineering services to the Joint Stock Company as from the effective date hereof.

(4)	Following its listing in 1998, the Joint Stock Company has been providing the Parent Company with materials and supplies procured from third parties and has charged it an administration fee at the rate of 5 percent of the procurement price. The Joint Stock Company’s goods and materials supply centre has become able to deal in goods and materials, and the Joint Stock Company intends to sell goods and materials to the Parent Company and third parties at market prices. The earnings from such sales will be higher than those derived from the 5 percent administration fee.

IT IS HEREBY AGREED as follows:

1.	The word “Cement” in the “Name of Raw materials” column of Appendix 1 to the Original Agreement (Materials supplied by the Parent Company and its subsidiaries to the Joint Stock Company) shall be amended to read “Equipment and materials”. The Parent Company shall supply the Joint Stock Company with materials and equipment such as cement, adhesive tape, power cables, etc.

The said materials and equipment shall be priced on the basis of the market prices. The term for delivery of the goods shall commence on the date stipulated herein and end on the expiration date of the Original Agreement. The notice period for termination shall be one year. The Parent Company will not be the sole supplier, and the Joint Stock Company will not be the sole user, of the materials.

2.	The item “Power” and the item “Engineering” shall be added to the “Services” column of Appendix 2 to the Original Agreement (Services Provided by the Parent Company and its subsidiaries to the Joint Stock Company). The Parent Company will directly supply power and provide engineering services to each coal mine of the Joint Stock Company.

Prices for the supply of power shall be set by agreement. The term for the supply of power shall commence on the date stipulated herein and end on the expiration date of the Original Agreement. The notice period for termination shall be one year. The Parent Company will be the sole supplier, but the Joint Stock Company will not be the sole user, of the power.

The engineering services shall be priced on the basis of the market prices. The term for delivery of the goods shall commence on the date stipulated herein and end on the expiration date of the Original Agreement. The notice period for termination shall be one year. The Parent Company will not be the sole supplier, and the Joint Stock Company will not be the sole user, of the engineering services.

The following note shall be added at the bottom of Appendix 2 to the Original Agreement: “The power supply price set by agreement shall not exceed the price for the purchase of power by the Joint Stock Company from the Shandong Jining Power Supply Bureau.”

3.	The item “Material Supplies” in the “Services” column of Appendix 4 to the Original Agreement (Services Provided by the Joint Stock Company to the Parent Company and its subsidiaries) shall be amended to read “Sale of Goods and Materials”, and the basis of pricing shall be changed from “By agreement” to “Market Price”. In the column of Appendix 4 titled “Pricing Standard for Services Rendered”, the phrase “5% of the Management Fee” in the row for “Material Supplies” shall be deleted. The service period for the “Sale of Goods and Materials” shall commence on the date stipulated herein and end on the expiration date of the Original Agreement. The notice period for termination shall be one year. The Joint Stock Company will not be the sole supplier, and the Parent Company will not be the sole user, of the services.

4.	In addition to the amendments set forth in Articles 1, 2 and 3 hereinabove, the materials and services supply quantities stated in the Original Agreement will change in a manner commensurate with the said amendments. The Parties shall continue to perform those parts of the Original Agreement which have not been amended or changed.

5.	This Supplemental Agreement shall become effective after it has been executed by the Parties and approved by the independent shareholders of the Joint Stock Company.

6.	This Supplemental Agreement is written in Chinese.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

YANZHOU MINING (GROUP) CORPORATION LTD. (sealed)	YANZHOU COAL MINING COMPANY LIMITED (sealed)

Legal representative: (signed) Geng Jiahuai	Legal representative: (signed) Mo Liqi